                                                                  Exhibit (D)(4)


                      PRUDENTIAL SHORT-TERM BOND FUND, INC.
                   (PRUDENTIAL SHORT-TERM CORPORATE BOND FUND)
                         (DRYDEN ULTRA SHORT BOND FUND)
                    FORM OF AMENDED AND RESTATED MANAGEMENT AGREEMENT

     Agreement made as of February ___, 2003 between Prudential Short-Term Bond Fund, Inc., a Maryland corporation (the "Fund") with respect to Prudential Short-Term Corporate Bond Fund (the "Short-Term Corporate Bond Fund") and Dryden Ultra Short Bond Fund (the "Ultra Short Bond Fund") (each a "Series"), and Prudential Investments LLC (formerly known as Prudential Mutual Fund Management, Inc.) a New York Limited Liability Corporation (the "Manager").

                                   WITNESSETH

     WHEREAS, the Fund is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, this Agreement was initially effective as of July 25, 1989 with respect to the Fund and Short-Term Corporate Bond Fund;

     WHEREAS, the shares of the Fund are divided into separate series or funds (each a Series), each of which is established pursuant to a resolution of the Board of Directors of the Fund (Board of Directors), and the Directors may from time to time terminate such Series or establish and terminate additional Series;

     WHEREAS, this Agreement is hereby amended and restated as of February ____, 2003 with respect to the Ultra Short Bond Fund;

     WHEREAS, the Fund desires to retain the Manager to render or contract to obtain as hereinafter provided investment advisory services to the Fund and the Fund also desires to avail itself of the facilities available to the Manager with respect to the administration of its day to day corporate affairs, and the Manager is willing to render such investment advisory and administrative services;

     NOW, THEREFORE, the parties agree as follows:

     1. The Fund hereby appoints the Manager to act as manager of the Fund and administrator of its corporate affairs for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided. The Manager is authorized to enter into an agreement with Prudential Investment Management, Inc. ("PIM") (formerly known as The Prudential Investment Corporation) pursuant to which PIM shall furnish to the Fund and each Series thereof the investment advisory services in connection with the management of the Fund (the "Subadvisory Agreement").

     2. With respect to Ultra Short Bond Fund, the Manager is authorized to enter into additional sub-advisory agreements, including the Subadvisory Agreement, for investment advisory services in connection with the management of such Series, each, an "Additional Subadvisory Agreement". Any such agreement may be entered into by the Manager on such terms and in such manner as may be permitted by the 1940 Act and the rules thereunder and any order of exemption issued by the Securities and Exchange Commission. The Manager will continue to have responsibility for all investment advisory services furnished pursuant to any such sub-advisory agreements. The Manager will review the performance of all sub-advisers (each an Adviser), and make recommendations to the Directors of the Fund with respect to the retention and renewal of contracts. The Manager will continue to have responsibility for all investment advisory services furnished pursuant to the Subadvisory Agreement and any Additional Subadvisory Agreement, with respect to Ultra Short Bond.

     3. Subject to the supervision of the Board of Directors of the Fund, the Manager shall administer the Fund's corporate affairs and, in connection therewith, shall furnish the Fund with office facilities and with clerical, bookkeeping and recordkeeping services at such office facilities and, subject to
Section 1 hereof and the Subadvisory Agreement, and any Additional Subadvisory Agreement with respect to Ultra Short Bond Fund, the Manager shall manage the investment operations of the Fund and each Series thereof and the composition of each Series of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with each Series' investment objectives, policies and restrictions as stated in the Prospectuses (hereinafter defined) and subject to the following understandings:

          (a) The Manager shall provide supervision of each Series' investments and determine from time to time what investments or securities will be purchased, retained, sold or loaned by the Series, and what portion of its assets will be invested or held uninvested as cash.

          (b) The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation, By-Laws and Prospectus (hereinafter defined) of the Fund and with the instructions and directions of the Board of Directors of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

          (c) The Manager shall determine the securities and futures contracts to be purchased or sold by each Series and will place orders pursuant to its determinations with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated, and, with respect to Ultra Short Bond Fund, brokers, dealers and futures commissions merchants which are "affiliated persons" of an Adviser) in conformity with the policy with respect to brokerage as set forth in the Fund's Registration Statement and Prospectuses (hereinafter defined) or as the Board of Directors may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Manager will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Manager may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which other clients of the Manager, or, with respect to Ultra Short Bond Fund, an Adviser, may be a party. It is understood that Prudential Securities Inc. or, with respect to Ultra Short Bond Fund, a broker which is an "affiliated person" of an Adviser, may be used as principal broker for securities transactions but that no formula has been adopted for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Manager and, with respect to Ultra Short Bond Fund, each Adviser, have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants and that such brokers may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers or futures commission merchants on the basis of seeking the most favorable price and efficient execution. Therefore, the Manager and, with respect to Ultra Short Bond Fund, each Adviser, is authorized to pay higher brokerage commissions for the purchase and sale of securities and futures contracts for the Fund to brokers or futures commission merchants who provide such research and analysis, subject to review by the Fund's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such broker or futures commission merchant may be useful to the Manager in connection with its services to other clients.

          On occasions when the Manager (or, with respect to Ultra Short Bond Fund, an Adviser) deems the purchase or sale of a security or a futures contract to be in the best interest of the Fund as well as other clients of the Manager or the Subadviser, the Manager, (or, with respect to Ultra Short Bond Fund, the Adviser,) to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager (or with respect to Ultra Short Bond

     Fund, the Adviser) in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Series, the Fund and to such other clients.

          (d) The Manager shall maintain all books and records with respect to the portfolio transactions of the Fund, and each Series thereof, and shall render to the Fund's Board of Directors such periodic and special reports as the Board may reasonably request.

          (e) The Manager shall be responsible for the financial and accounting records to be maintained by the Fund and each Series thereof (including those being maintained by the Custodian).

          (f) The Manager shall provide the Fund's Custodian on each business day with information relating to all transactions concerning the Fund's assets.

          (g) The investment management services of the Manager to the Fund under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services to others.

          4. The Fund has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

          (a) Articles of Incorporation of the Fund, as filed with the Secretary of State of Maryland (such Articles of Incorporation, as in effect on the date hereof and as amended from time to time, are herein called the "Articles of Incorporation");

          (b) By-Laws of the Fund (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By-Laws");

          (c) Certified resolutions of the Board of Directors of the Fund authorizing the appointment of the Manager and approving the form of this agreement;

          (d) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") relating to the Fund and shares of the Fund's Common Stock and all amendments thereto;

          (e) Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the Commission and all amendments thereto; and

          (f) Prospectus(es) of the Series (such Prospectus(es) and Statement(s) of Additional Information of the Fund, as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus").

          5. The Manager shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Fund to serve in the capacities in which they are elected. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any such directors, officers or employees of the Manager.

          6. The Manager shall keep the books and records of the Fund and each Series thereof, required to be maintained by it pursuant to paragraph 3 hereof. The Manager agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any such records upon the Fund's request, provided however that the Manager may retain a copy of such records. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Manager pursuant to Paragraph 3 hereof.

          7. During the term of this Agreement, the Manager shall pay the following expenses:

          (i) the salaries and expenses of all personnel of the Fund and the Manager except the fees and expenses of directors who are not affiliated persons of the Manager or the Fund's investment adviser,

          (ii) all expenses incurred by the Manager or by the Fund in connection with managing the ordinary course of the Fund's business other than those assumed by the Fund herein, and

          (iii) the costs and expenses payable to PIM and/or, with respect to Ultra Short Bond Fund, any Adviser, pursuant to the Subadvisory Agreement and/or additional Subadvisory Agreements, respectively. The Fund assumes and will pay the expenses described below:

          (a) the fees and expenses incurred by the Fund in connection with the management of the investment and reinvestment of each Series' assets,

          (b) the fees and expenses of directors who are not affiliated persons of the Manager or the Fund's investment adviser and/or Advisers,

          (c) the fees and expenses of the Custodian that relate to (i) the custodial function and the recordkeeping connected therewith, (ii) preparing and maintaining the general accounting records of the Fund and the providing of any such records to the Manager useful to the Manager in connection with the Manager's responsibility for the accounting records of the Fund pursuant to
     Section 31 of the 1940 Act and the rules promulgated thereunder, (iii) the pricing of the shares of the Fund, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Board of Directors of the Fund, and (iv) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Fund's securities,

          (d) the fees and expenses of the Fund's Transfer and Dividend Disbursing Agent, which may be the Custodian, that relate to the maintenance of each shareholder account,

          (e) the charges and expenses of legal counsel and independent accountants for the Fund,

          (f) brokers' commissions and any issue or transfer taxes chargeable to the Fund in connection with its securities and futures transactions,

          (g) all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies,

          (h) the fees of any trade associations of which the Fund may be a member,

          (i) the cost of stock certificates representing, and/or non-negotiable share deposit receipts evidencing, shares of the Fund,

          (j) the cost of fidelity, directors and officers and errors and omissions insurance,

          (k) the fees and expenses involved in registering and maintaining registration of the Fund and of its shares with the Securities and Exchange Commission, registering the Fund as a broker or dealer and qualifying its shares under state securities laws, including the preparation and printing of the Fund's registration statements, prospectuses and statements of additional information for filing under federal and state securities laws for such purposes,

          (l) allocable communications expenses with respect to investor services and all expenses of shareholders' and directors' meetings and of preparing, printing and mailing reports to shareholders in the amount necessary for distribution to the shareholders,

          (m) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business, and

          (n) any expenses assumed by the Fund pursuant to a Plan of Distribution adopted in conformity with Rule 12b-1 under the 1940 Act.

          8. In the event the expenses of any Series of the Fund for any fiscal year (including the fees payable to the Manager but excluding interest, taxes, brokerage commissions, distribution fees and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business) exceed the lowest applicable annual expense limitation established and enforced pursuant to the statute or regulations of any jurisdictions in which shares of that Series are then qualified for offer and sale, the compensation due the Manager will be reduced by the amount of such excess, or, if such reduction exceeds the compensation payable to the Manager, the

Manager will pay to the Series the amount of such reduction which exceeds the amount of such compensation.

          9. For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay to the Manager as full compensation therefor a fee at an annual rate of .50 of 1% of the Short-Term Corporate Bond Fund's average daily net assets with respect to the Short-Term Corporate Bond Fund and at an annual rate of .60 of 1% of the Ultra Short Bond Fund's average daily net assets up to $1 billion and .55% of the average daily net assets of the Ultra Short Bond Fund over $1 billion with respect to the Ultra Short Bond Fund. This fee will be computed daily and will be paid from the net assets of each respective Series. This fee will be computed daily and will be paid to the Manager monthly. Any reduction in the fee payable and any payment by the Manager to the Fund pursuant to paragraph 8 shall be made monthly. Any such reductions or payments are subject to readjustment during the year.

          10. Nothing in this Agreement shall prohibit the Manager from paying any expenses which might be considered as indirectly financing any activity primarily intended to result in the sale of Fund shares.

          11. The Manager shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

          12. This Agreement shall continue in effect for a period of more than two years from the initial effective date with respect to a Series and thereafter only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to either Series by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the relevant Series, or by the Manager at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

          13. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager who may also be a director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

          14. Except as otherwise provided herein or authorized by the Board of Directors of the Fund from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

          15. During the term of this Agreement, the Fund agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer in any way to the Manager, prior to use thereof and not to use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to the Manager copies of any of the above mentioned materials which refer in any way to the Manager. Sales literature may be furnished to the Manager hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery. The Fund shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Fund as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

          16. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

          17. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, Newark, New Jersey., 07102, Attention: Secretary or (2) to the Fund at Gateway Center Three, Newark, New Jersey 07102, Attention: President.

          18. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          19. The Fund is a series Fund and all debts, liabilities, obligations and expenses of a particular Series shall be enforceable only against the assets of that Series and not against the assets of the other Series or of the Fund as a whole.

          20. The Fund may use the name "Prudential Short-Term Bond Fund, Inc." or "Prudential Short-Term Corporate Bond Fund" and "Dryden Ultra Short Bond Fund" and any name including the word "Prudential" or "Dryden" only for so long as this Agreement or any extension, renewal or amendment thereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager's business as Manager or any extension, renewal or amendment hereof remain in effect. At such time as such an agreement shall no longer be in effect, the Fund will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by, managed by or otherwise connected with the Manager, or any organization which shall have so succeeded to such businesses. In no event shall the Fund use the name "Prudential Short-Term Bond Fund, Inc." or "Dryden Ultra Short Bond Fund" or any name including the word "Prudential" or "Dryden" if the Manager's function is transferred or assigned to a company of which Prudential Financial, Inc. does not have control.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        PRUDENTIAL SHORT-TERM BOND
                                        FUND, INC.

                                        By: ___________________________
                                            David R. Odenath, Jr.
                                            President


                                        PRUDENTIAL INVESTMENTS LLC


                                        By: ___________________________
                                            Robert F. Gunia
                                            Executive Vice President and Chief
                                            Administrative Officer